EXHIBIT 16

June 14, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated June 8, 2002 of Sun Healthcare Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

cc     Mr. Kevin Pendergest, Chief Financial Officer, Sun Healthcare Group, Inc.